SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT (the “Agreement”) made as of this 11th day of November, 2020 by and between Pathstone Family Office, LLC, a Delaware limited liability company with its principal place of business at 10 Sterling Boulevard, Suite 402, Englewood, New Jersey 07631 (the “Adviser”), and Loomis, Sayles & Company, L.P., a Delaware Limited Partnership, with its principal place of business at One Financial Center, Boston MA 02111 (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, pursuant to authority granted to the Adviser by the Board of Trustees (the “Board”) of THE ADVISORS’ INNER CIRCLE FUND (the “Trust”) on behalf of the series set forth on Schedule A to this Agreement (the “Fund”) and pursuant to the provisions of the Investment Advisory Agreement dated as of November 11, 2020 between the Adviser and the Fund (the “Management Agreement”), the Adviser has selected the Sub- Adviser to act as sub-investment adviser of the Fund and to provide certain related services, as more fully set forth below, and to perform such services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Adviser and the Sub-Adviser do hereby agree as follows:

1.        The Sub-Adviser’s Services.

(a) Discretionary Investment Management Services. The Sub-Adviser shall act as sub-investment adviser with respect to the Fund. In such capacity, the Sub-Adviser shall, subject to the supervision of the Adviser and the Board, regularly provide the Fund with investment research, advice and supervision and shall furnish continuously an investment program for such Fund assets as may be allocated by the Adviser to the Sub- Adviser (the “Assets”), consistent with the investment objectives and policies of the Fund. The Sub-Adviser shall determine, from time to time, what investments shall be purchased for the Fund and what such securities shall be held or sold by the Fund, subject always to the provisions of the Trust’s Agreement and Declaration of Trust, By-Laws and its registration statement on Form N-1A (the “Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect. To carry out such obligations, the Sub-Adviser shall exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. Notwithstanding the foregoing, the Sub-Adviser shall, upon written instructions from the Adviser, effect such portfolio transactions for the Fund as the Adviser may from time to time direct; provided however, that the Sub-Adviser shall not be responsible for any such portfolio transactions effected upon written instructions from the Adviser. No reference in this Agreement to the Sub- Adviser having full discretionary authority over the Fund’s investments shall in any way limit the right of the Adviser, in its sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or to otherwise exercise its right to control the overall management of the Fund’s assets.

Sub-Adviser will issue such instructions to the custodian or trustee of the Assets as may be appropriate in connection with the settlement of portfolio transactions. Sub-Adviser’s instructions shall be made in writing sent by first-class mail, electronically through SWIFT or other industry standard means or, at Sub-Adviser’s option, orally and confirmed in writing as soon as practical thereafter.

Sub-Adviser is hereby appointed as the Fund’s attorney-in-fact to execute all documentation to facilitate investment in investments for the Assets, including without limitation, broker dealer agreements, counterparty agreements, and futures commission agreements and any other documentation deemed necessary to effect the Investments to the extent permitted by this Agreement and any investment guidelines (“Trading Agreements”). Sub-Adviser is authorized to execute amendments to the Trading Agreements, including without limitation “protocols” or similar agreements entered into to reflect the adoption of industry-wide standard terms and terms deemed applicable for meeting any regulatory compliance requirements.

The Adviser acknowledges that the Trading Agreements and the “protocols” referred to in the previous paragraph typically contain provisions under which, for matters arising in connection with those agreements, the Fund will agree to waive all immunities (including sovereign immunity), and to submit to service of process and jurisdiction and to waive any claim based upon improper venue. Sub-Adviser is hereby appointed as the Fund’s attorney-in-fact to consent to these provisions.

Sub-Adviser is authorized, in its sole discretion, to exercise all voting rights, to execute consents and to exercise or sell stock subscription and conversion rights and to join in or oppose (jointly or with others) reorganizations, recapitalizations and liquidations and, in connection therewith, Sub-Adviser is hereby appointed as the Fund’s attorney-in-fact to execute all documentation to facilitate any reorganization, recapitalization or liquidation, unless the Adviser otherwise specifies in writing.

(b) Compliance. The Sub-Adviser agrees to comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser. The Sub-Adviser also agrees to comply with the objectives, policies and restrictions set forth in the Registration Statement, as amended or supplemented, of the Fund, and with any policies, guidelines, instructions and procedures approved by the Board or the Adviser and provided to the Sub-Adviser. In selecting the Fund’s portfolio securities and performing the Sub- Adviser’s obligations hereunder, the Sub-Adviser shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company. The Sub-Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure the compliance with the foregoing. No supervisory activity undertaken by the Adviser shall limit the Sub-Adviser’s full responsibility for any of the foregoing.

(c) Proxy Voting. Pursuant to Board authority, the Adviser has the authority to determine how proxies with respect to securities that are held by the Fund shall be voted, and the Adviser has initially determined to delegate the authority and responsibility to vote proxies for the Fund’s securities to the Sub-Adviser. So long as proxy voting authority for the Fund has been delegated to the Sub-Adviser, the Adviser shall provide such assistance to the Sub-Adviser with respect to the voting of proxies for the Fund as the Sub-Adviser may from time to time reasonably request, and the Adviser shall promptly forward to the Sub- Adviser any information or documents necessary for the Sub-Adviser to exercise its proxy voting responsibilities. The Sub-Adviser shall carry out such responsibility in accordance with any instructions that the Board or the Adviser shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Trust. The Sub-Adviser shall provide periodic reports and keep such records relating to proxy voting as the Board may reasonably request or as may be necessary for the Fund to comply with the 1940 Act and other applicable law. Any such delegation of proxy voting responsibility to the Sub-Adviser may be revoked or modified by the Board or the Adviser at any time.

The Sub-Adviser is authorized to instruct the Fund’s custodian and/or broker(s) to forward promptly to the Sub-Adviser or designated service provider copies of all proxies and shareholder communications relating to securities held in the portfolio of a Fund (other than materials relating to legal proceedings against the Fund). The Sub-Adviser may also instruct the Fund’s custodian and/or broker(s) to provide reports of holdings in the portfolio of the Fund. The Sub-Adviser has the authority to engage a service provider to assist with administrative functions related to voting Fund proxies. The Trust shall direct the Fund’s custodian and/or broker(s) to provide any assistance requested by the Sub-Adviser in facilitating the use of a service provider. In no event shall the Sub- Adviser have any responsibility to vote proxies that are not received on a timely basis. The Trust acknowledges that the Sub-Adviser, consistent with the Sub-Adviser’s written proxy voting policies and procedures, may refrain from voting a proxy if, in the Sub- Adviser’s discretion, refraining from voting would be in the best interests of the Fund and its shareholders.

(d) Recordkeeping. The Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Fund, except as otherwise provided herein or as may be necessary for the Sub-Adviser to supply to the Adviser, the Trust or its Board the information required to be supplied under this Agreement.

The Sub-Adviser shall maintain separate books and detailed records of all matters pertaining to the Fund’s assets advised by the Sub-Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Adviser, or any administrator custodian or transfer agent appointed by the Fund) relating to its responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (the “Fund Books and Records”). The Fund Books and Records shall be available to the Adviser and the Board at any time upon request shall be delivered to the Trust upon the termination of this Agreement and shall be available without delay during any day the Trust is open for business.

(e) Holdings Information and Pricing. The Sub-Adviser shall provide regular reports regarding the Fund’s holdings, and may, on its own initiative, furnish the Adviser, the Trust and its Board from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose. The Sub-Adviser agrees to notify the Adviser and the Board promptly if the Sub-Adviser reasonably believes that the value of any security held by a Fund may not reflect fair value. The Sub-Adviser agrees to provide upon request any pricing information of which the Sub-Adviser is aware to the Adviser, Trust, its Board and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund valuation procedures for the purpose of calculating the Trust’s net asset value in accordance with procedures and methods established by the Board.

(f) Cooperation with Agents of the Adviser and the Trust. The Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Adviser, the Trust and any Trust custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Adviser and the Trust with respect to such information regarding the Fund as such entities may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

(g) Consultation with Other Sub-Advisers. In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub- adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning transactions for the Fund, except as permitted by the policies and procedures of the Fund. The Sub-Adviser shall not provide investment advice to any assets of the Fund other than the assets managed by the Sub-Adviser.

2.        Code of Ethics. The Sub-Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it has provided to the Adviser and the Trust. The Sub-Adviser shall ensure that its Access Persons (as defined in the Sub-Adviser’s Code of Ethics) comply in all material respects with the Sub- Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Sub-Adviser shall provide the Trust with (i) a copy of the Sub-Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Sub-Adviser’s Code of Ethics. Annually, the Sub-Adviser shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Sub-Adviser’s Code of Ethics to the Adviser and the Trust’s Board. The Sub-Adviser shall respond to requests for information from the Adviser and the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Sub- Adviser. The Sub-Adviser shall promptly notify the Adviser and the Trust of any material violation of the Code, whether or not such violation relates to a security held by any Fund.

3.        Information and Reporting. The Sub-Adviser shall provide the Adviser, the Trust, and their respective officers with such periodic reports concerning the obligations the Sub- Adviser has assumed under this Agreement as the Adviser and the Trust may from time to time reasonably request.

(a) Notification of Breach / Compliance Reports. The Sub-Adviser shall notify the Trust’s Chief Compliance Officer and Adviser promptly upon detection of (i) any material failure to manage any Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund’s or the Adviser’s policies, guidelines or procedures. In addition, the Sub-Adviser shall provide a quarterly report regarding the Fund’s compliance with its investment objectives and policies, applicable law, including, but not limited to the 1940 Act and Subchapter M of the Code, and the Fund’s and the Adviser’s policies, guidelines or procedures as applicable to the Sub-Adviser’s obligations under this Agreement. The Sub-Adviser acknowledges and agrees that the Adviser may, in its discretion, provide such quarterly compliance certifications to the Board. The Sub-Adviser agrees to correct any such failure promptly and to take any action that the Board and/or the Adviser may reasonably request in connection with any such breach. Upon request, the Sub-Adviser shall also provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act. The Sub-Adviser will promptly notify the Trust in the event (i) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation that has the potential to materially affect the Sub-Adviser’s performance of its obligations under this agreement, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Adviser with the federal or state securities laws or (ii) an actual change in control of the Sub-Adviser resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

(b) Inspection. Upon reasonable request, the Sub-Adviser agrees to make its records and premises (including the availability of the Sub-Adviser’s employees for interviews) to the extent that they relate to the conduct of services provided to the Fund or the Sub-Adviser’s conduct of its business as an investment adviser reasonably available for compliance audits by the Adviser or the Trust’s officers, employees, accountants or counsel; in this regard, the Trust and the Adviser acknowledge that the Sub-Adviser shall have no obligation to make available proprietary information unrelated to the services provided to the Fund or any information related to other clients of the Sub- Adviser, except to the extent necessary for the Adviser to confirm the absence of any conflict of interest and compliance with any laws, rules or regulations in the management of the Fund.

(c) Board and Filings Information. The Sub-Adviser will also provide the Adviser and Trust with any information reasonably requested regarding its management of the Fund required for any meeting of the Board, or for any shareholder report, Form N- CSR, Form N-Q, Form N-PX, Form N-SAR, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the Commission. The Sub-Adviser will make its officers and employees available to meet with the Board from time to time on due notice to review its investment management services to the Fund in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(d) Transaction Information. The Sub-Adviser shall furnish to the Adviser and the Trust such information concerning portfolio transactions as may be necessary to enable the Adviser, Trust or their designated agents to perform such compliance testing on the Fund and the Sub-Adviser’s services as the Adviser and the Trust may, in their sole discretion, determine to be appropriate. The provision of such information by the Sub-Adviser to the Adviser, Trust or their designated agents in no way relieves the Sub- Adviser of its own responsibilities under this Agreement.

4.        Brokerage.

(a) Principal Transactions. In connection with purchases or sales of securities for the account of a Fund, neither the Sub-Adviser nor any of its directors, officers or employees will act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b) Placement of Orders. The Sub-Adviser shall arrange for the placing of all orders for the purchase and sale of securities for a Fund’s account with brokers or dealers selected by the Sub-Adviser. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser is directed at all times to seek for a Fund the most favorable execution and net price available under the circumstances. It is also understood that it is desirable for the Fund that the Sub-Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with section 28(e) of the 1934 Act and any Commission staff interpretations thereof. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Adviser and the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its or its affiliates’ services to other clients.

The Adviser understands that Sub-Adviser performs investment advisory services for various clients, including investment companies, and may give advice and take action with respect to any of those clients that differs from the advice given or the timing or nature of action taken with respect to the Fund. Sub-Adviser shall have no obligation to purchase or sell for the Fund, or to recommend for purchase or sale by the Fund, any investment which Sub-Adviser, its principals, affiliates or employees may purchase or sell for themselves or for any other clients. Sub-Adviser shall not be liable for any failure to purchase or sell for the Fund, or to recommend for purchase or sale by the Fund, any Investment on the basis of any material non-public information that may come into Sub-Adviser’s possession or if, in Sub-Adviser’s opinion, a transaction in any investment might constitute a violation of any law or regulation, breach of any fiduciary obligation or confidential relationship Sub-Adviser may have to or with another person or entity or be unadvisable because of the percentage of the outstanding investments of the issuer of such investment acquired by Sub-Adviser on behalf of all Sub-Adviser’s clients in the aggregate. The Adviser understands that transactions in a specific investment may not be accomplished for all of Sub-Adviser’s client accounts at the same time or at the same price.

(c) Aggregated Transactions. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased. In such event, the Sub-Adviser will allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to a Fund and to such other clients under the circumstances.

(d) Affiliated Brokers. The Sub-Adviser or any of its affiliates may act as broker in connection with the purchase or sale of securities or other investments for a Fund, subject to: (a) the requirement that the Sub-Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in a Fund’s current Registration Statement; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; (d) the provisions of the 1934 Act; and (e) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Sub-Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Sub-Adviser or its affiliates may receive brokerage commissions, fees or other remuneration from a Fund for these services in addition to the Sub-Adviser’s fees for services under this Agreement.

5.        Custody. Nothing in this Agreement shall permit the Sub-Adviser to take or receive physical possession of cash, securities or other investments of a Fund.

6.        Allocation of Charges and Expenses. The Sub-Adviser will bear its own costs of providing services hereunder. Other than as herein specifically indicated, the Sub-Adviser shall not be responsible for a Fund’s or the Adviser’s expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.

7.       Representations, Warranties and Covenants.

(a) Properly Registered. The Sub-Adviser is registered as an investment adviser under the Advisers Act, and will remain so registered for the duration of this Agreement. The Sub-Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and to the best knowledge of the Sub-Adviser, there is no proceeding or investigation that is reasonably likely to result in the Sub-Adviser being prohibited from performing the services contemplated by this Agreement. The Sub-Adviser agrees to promptly notify the Trust of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser to an investment company. The Sub-Adviser is in compliance in all material respects with all applicable federal and state law in connection with its investment management operations.

(b) ADV Disclosure. The Sub-Adviser has provided the Trust with a copy of Part I of its Form ADV as most recently filed with the Commission and its Part II as most recently updated and will, promptly after filing any amendment to its Form ADV with the Commission or updating its Part II, furnish a copy of such amendments or updates to the Trust. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(c) Fund Disclosure Documents. The Sub-Adviser has reviewed and will in the future review, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement or sticker to any of the foregoing) and advertising and sales material relating to the Fund (collectively the “Disclosure Documents”) and represents and warrants that such Disclosure Documents contain or will contain no untrue statement of any material fact related to the Sub-Adviser and its investment strategy and do not and will not omit any statement of material fact related to the Sub-Adviser and its investment strategy required to be stated therein or necessary to make the statements therein not misleading.

(d) Use Of The Name “Cornerstone Advisors.” The Sub-Adviser has the right to use the name “Cornerstone Advisors” in connection with its services to the Trust. The Sub-Adviser is not aware of any threatened or existing actions, claims, litigation or proceedings that would adversely affect or prejudice the rights of the Sub-Adviser or the Trust to use the name “Cornerstone Advisors.”

(e) Insurance. The Sub-Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust (i) of any material changes in its insurance policies or reduction in its insurance coverage; or (ii) if any material claims will be made on its insurance policies. Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

(f) No Detrimental Agreement. The Sub-Adviser represents and warrants that it has no arrangement or understanding with any party, other than the Trust, that would influence the decision of the Sub-Adviser with respect to its selection of securities for a Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(g) Conflicts. The Sub-Adviser shall act honestly, in good faith and in the best interests of the Trust including requiring any of its personnel with knowledge of Fund activities to place the interest of the Fund first, ahead of their own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with its fiduciary duties under applicable law.

(h) Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a), whether or not specifically referenced in such report.

8. The Name “Cornerstone Advisors.” The Adviser has granted to the Trust a license to use the name “Cornerstone Advisors” (collectively, the “Name”) as part of the name of the Fund. The foregoing authorization by the Adviser to the Trust to use the Name as part of the name of the Fund is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Sub-Adviser acknowledges and agrees that as between the Sub-Adviser and the Adviser, the Adviser has the right to use, or authorize others to use, the Name and the Sub-Adviser agrees to take such action as may reasonably be requested by the Adviser to give full effect to the provisions of this section. Without limiting the generality of the foregoing, the Sub-Adviser agrees that, upon any termination of this Agreement, the Sub-Adviser will not thereafter transact any business using the name “Cornerstone Advisors.”

9. Sub-Adviser’s Compensation. The Fund shall pay to the Sub-Adviser, as compensation for the Sub-Adviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. Such fee shall be computed daily and paid not less than monthly in arrears by the Fund.

The Sub-Adviser will be compensated based on the portion of Fund assets allocated to the Sub-Adviser by the Adviser. The method for determining net assets of the Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

10.       Independent Contractor. In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Trust or the Adviser in any way or otherwise be deemed to be an agent of the Fund, the Trust or the Adviser. If any occasion should arise in which the Sub-Adviser gives any advice to its clients concerning the shares of a Fund, the Sub-Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

11.        Assignment and Amendments. This Agreement shall automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in section 2(a)(4) of the 1940 Act) or (ii) in the event of the termination of the Management Agreement; provided that such termination shall not relieve the Adviser or the Sub-Adviser of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

12.        Duration and Termination.

This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(c) and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

(a)        The Trust may cause this Agreement to terminate either (i) by vote of its Board or (ii) with respect to the Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(b)        The Adviser may at any time terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser; or

(c)        The Sub-Adviser may at any time terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Adviser; or

(d)        This Agreement shall automatically terminate two years from the date of its execution unless its renewal is specifically approved at least annually thereafter by (i) a majority vote of the Trustees, including a majority vote of such Trustees who are not interested persons of the Trust, the Adviser or the Sub-Adviser, at a meeting called for the purpose of voting on such approval; or (ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(e)       Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Sub-Adviser shall, immediately upon notice of termination or on such later date as may be specified in such notice, cease all activity on behalf of the Fund and with respect to any of its assets, except as expressly directed by the Adviser or as otherwise required by any fiduciary duties of the Sub-Adviser under applicable law. In addition, the Sub-Adviser shall deliver the Fund’s Books and Records to the Adviser by such means and in accordance with such schedule as the Adviser shall direct and shall otherwise cooperate, as reasonably directed by the Adviser, in the transition of portfolio asset management to any successor of the Sub-Adviser, including the Adviser.

13. Certain Definitions. For the purposes of this Agreement:

(a) “Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b) “Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

14. Liability of the Sub-Adviser.

(a) The Sub-Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of statements related to the Sub-Adviser and its investment strategy in the Fund’s Disclosure Documents.

(b) The Sub-Adviser shall be liable to the Fund for any loss (including transaction costs) incurred by the Fund as a result of any trade error by the Sub-Adviser as well as investment made by the Sub- Adviser in contravention of: (i) any investment policy, guideline or restriction set forth in the Registration Statement or as approved by the Board from time to time and provided to the Sub-Adviser; or (ii) applicable law, including but not limited to the 1940 Act and the Code (including but not limited to the Fund’s failure to satisfy the diversification or source of income requirements of Subchapter M of the Code) (the investments described in this subsection (b) collectively are referred to as “Improper Investments”).

(c) The Sub-Adviser shall indemnify and hold harmless the Trust, each affiliated person of the Trust within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Trust within the meaning of Section 15 of the 1933 Act (any such person, an “Indemnified Party”) against any and all losses, claims, damages, expenses or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense or liability and reasonable counsel fees incurred in connection therewith) to which any such person may become subject under the 1933 Act, the 1934 Act, the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a breach by the Sub- Adviser of this Agreement or of the representations and warranties made by the Sub- Adviser herein; (ii) any Improper Investment; (iii) any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document or the omission or alleged omission from a Disclosure Document of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iv) the Sub- Adviser’s performance or non-performance of its duties hereunder; provided, however, that nothing herein shall be deemed to protect any Indemnified Party who is a Trustee or officer of the Trust against any liability to the Trust or to its shareholders to which such Indemnified Party would otherwise be subject by reason or willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office with the Trust.

15. Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

16. Limitation of Liability. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust’s Certificate of Trust, as amended from time to time, is on file in the Office of the Secretary of State of the Commonwealth of Massachusetts. Such Certificate of Trust and the Trust’s Agreement and Declaration of Trust describe in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

17. Change in the Adviser’s Ownership. The Sub-Adviser agrees that it shall notify the Trust of any anticipated or otherwise reasonably foreseeable change in the ownership of the Sub-Adviser, or in the membership of Sub-Adviser’s partnership, within a reasonable time prior to such change being effected.

18. Confidentiality. All information and advice furnished by either party to the other hereunder shall be treated as confidential and shall not be disclosed to third parties except as required by law or requested by regulators or necessary in the performance of this Agreement.

19. Notices. Any notices and other communications between the parties contemplated by this Agreement shall be sent by registered letter, overnight express or facsimile with confirmation of receipt to the addresses indicated in Schedule B hereto.

20. Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts and the Sub-Adviser consents to the jurisdiction of courts, both state or federal, in Massachusetts, with respect to any dispute under this Agreement.

21. Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement and shall not affect its construction.

22. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. Futures Contracts. In connection with Sub-Adviser’s services hereunder related to the Fund’s use of futures contracts, the Adviser hereby expressly agrees and acknowledges that the risks of futures transactions have been separately disclosed to it and that the Fund will be treated by Sub-Adviser as an “exempt account” for purposes of its compliance with Rule 4.7 under the Commodity Exchange Act, as amended (the “Exchange Act”) (which provides an exemption from certain recordkeeping and disclosure obligations under the Exchange Act and the rules thereunder to entities registered as commodity trading advisers with the Commodity Futures Trading Commission). In addition, the Adviser hereby expressly acknowledges and agrees as follows:

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, A BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR ANY BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

PATHSTONE FAMILY OFFICE, LLC

By:	/s/ Matthew Fleissig
Name:	Matthew Fleissig
Title:	President

LOOMIS, SAYLES & COMPANY, L.P.

By:	/s/ Lauren B. Pitalis
Name:	Lauren B. Pitalis
Title:	Vice President, Director of Client Intake

SCHEDULE A

to the

SUB-ADVISORY AGREEMENT

dated November 11, 2020 between

PATHSTONE FAMILY OFFICE, LLC

and

LOOMIS, SAYLES & COMPANY, L.P.

Each Fund will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Sub-Adviser from time to time under the following fee schedule:

Fund	Rate
[Redacted]	[Redacted]

SCHEDULE B

to the

SUB-ADVISORY AGREEMENT

dated November 11, 2020 between

PATHSTONE FAMILY OFFICE, LLC

and

LOOMIS, SAYLES & COMPANY, L.P.

NOTICES

PATHSTONE FAMILY OFFICE, LLC:

Any notice to Pathstone Family Office, LLC shall be sent to:

NAME:

E-MAIL:

STREET ADDRESS:

10 Sterling Boulevard

Suite 402

Englewood, New Jersey 07631

LOOMIS, SAYLES & COMPANY, L.P.:

Notices of capital additions and withdrawals must be sent to gward@loomissayles.com and cash@loomissayles.com.

Any notice to Loomis Sayles shall be sent to:

Loomis, Sayles & Company, L.P.

One Financial Center

Boston, Massachusetts 02111

Attn: Lauren B. Pitalis

Vice President

T: 617-346-9894

F: 617-542-6389

With copies to:

Loomis, Sayles & Company, L.P.

One Financial Center

Boston, Massachusetts 02111

Attn: General Counsel

T: 800-343-2029

F: 617-482-0653

Schedule D

Core Plus Fixed Income

Cornerstone Fixed Income Fund

Benchmark

The benchmark for the portfolio is the Barclays U.S. Aggregate index.

Eligible Investments

•	Public or private debt obligations issued or guaranteed by U.S. or foreign issuers, including but not limited to corporations, governments (including their agencies. instrumentalities and sponsored entities), supranational entities, partnerships and trusts. Such obligations may be issued at fixed, variable, adjustable or zero coupon rates or convertible into equity instruments, including contingent convertibles
•	Preferred, hybrid, mortgage or asset-backed instruments (including, but not limited to, TBAs, CMOs and CMBS) issued by any of the above-named entities
•	Securities issued pursuant to Rule 144A and/or Reg S
•	Bank loans*
•	Structured notes
•	Interests specified under "Eligible Commingled Investments"
•	Cash equivalents including, but not limited to, commercial paper, CDs, BAs. T-bills and repurchase agreements
•	In addition to the above, any security type that is included in the benchmark is an eligible investment. New issues that are expected to be included in the benchmark at its next update are also permitted.
•	Derivatives specified under "Eligible Derivatives"

Duration

The effective duration of the portfolio will generally not deviate from that of the benchmark index by more than +/- 1.5 years.

Credit Quality

The portfolio may invest up to 20% of the market value of the portfolio in instruments rated below BBB- by S&P, Baa3 by Moody’s and BBB- Fitch ("high yield instruments"), as determined at the time of purchase.

If the ratings assigned to an instrument by Standard & Poor's, Moody's, and/or Fitch are not the same, the highest rating of these rating agencies will be used.

If an instrument is not rated by Standard & Poor's, Moody's, and Fitch. the equivalent rating determined by the Loomis Sayles Research Department will be used.

U.S. Dollar Exposure

At least 90% of the market value of the portfolio must be invested in U.S. dollar denominated instruments, counting cash and cash equivalents toward this percentage, as determined at the time of purchase. The portfolio's non-U.S. dollar denominated exposure may be hedged back to U.S. dollar or may be left unhedged.

Issuer Limitation

No issuer, except instruments issued or guaranteed by the U.S. Government. its agencies. or instrumentalities or government sponsored entities. or a commingled fund listed on Exhibit A-1, will comprise more than 5% of the market value of the portfolio or benchmark weighting plus 2% (whichever is greater), as determined at the time of purchase.

Industry Limitation

No industry. as defined by Barclays level 4. except instruments issued or guaranteed by the U.S. Government, its agencies or instrumentalities or government sponsored entities will comprise more than 25% of the market value of the portfolio or benchmark weighting plus 10% (whichever is greater), as determined at the time of purchase.

Eligible Commingled investments

Interests in privately and publicly offered commingled investments ("Funds"), including Funds advised by Loomis Sayles or its affiliates listed on Exhibit A-1 attached hereto.

Investments in Eligible Commingled Investments shall not be subject to any guidelines or restrictions included herein, with the exception of the credit quality. country. duration and currency restrictions. In applying the restrictions, the credit quality, country. duration and currency of the Fund will be used and not the credit qualities. countries, durations and currencies of the underlying instruments in the Funds. The Commingled Funds are not rated by S&P, Moody's or Fitch. Therefore, Loomis Sayles' internal ratings will be used for purposes of calculating the portfolio's credit quality restrictions. The average credit quality will be calculated based on the quality of the underlying assets.

Eligible Derivatives

•	Futures on securities, indices, interest rates, and currencies ("Futures")
•	Forward contracts for securities, indices, interest rates, and currencies, including non-deliverable forwards and cross hedges ("Forwards")
•	Swap contracts and other two-party contracts for securities, indices, interest rates, and currencies ("Swaps")
•	Other derivative investments identified from time to time by Loomis Sayles
•	Permitted derivatives may be either deliverable or non-deliverable

Derivatives usage

All eligible derivatives may be used for hedging purposes, duration management and yield curve management only. Long derivative positions are prohibited, except to manage duration and yield curve exposure.

Derivatives Limitations

Derivatives on securities and bank loans will be assigned the characteristics of the reference entity and will factor into any compliance test that would evaluate the underlying reference instrument, such as credit quality, country, currency, issue and industry limits set forth above.

Derivatives used to manage duration, interest rate and yield curve strategies may require notional amounts in excess of the portfolio's market value. Futures and other duration-related derivatives will be limited by the duration restriction on the portfolio.

Derivatives will not be used to take on exposures that exceed the investment guidelines. When calculating these exposures, the portfolio may use market value, notional value, adjusted notional value or some other measure of the value of the derivative, consistent with the adviser's policies, in order to reflect %% hat Loomis Sayles believes in good faith to be the most accurate assessment of the portfolio's real economic exposure.

Index Derivative Limitation

There is no limit on the amount that the portfolio may invest in for any index derivative so long as the underlying reference entities are in compliance with the required guideline limits set forth herein.

Leverage

In order to cover its derivatives obligations, the portfolio will ensure it maintains liquid assets sufficient to meet its obligations consistent with Loomis Sayles' Cover Policies and Procedures.

Short-Term Investment Fund

The Client has arranged for a sweep of any cash in the portfolio into a short-term investment fund program. Loomis Sayles will not be responsible for investments made pursuant to that cash sweep.

Conversion

Notwithstanding the foregoing. the portfolio may receive instruments prohibited or not contemplated herein through the conversion, exchange. reorganization, corporate action or bankruptcy of an otherwise permissible investment. Loomis Sayles may hold or dispose of these investments at its discretion.

Guideline Cure Period

If any of the parameters described above are breached (except those that are to be determined at the time of purchase), as a result of market movements, credit downgrades, capital additions or withdrawals or other events not within the control of Loomis Sayles, Loomis Sayles shall have a reasonable period of time, not to exceed six months, to bring the portfolio into compliance with the applicable investment guidelines.

Performance Measurement

Performance measurement for this portfolio will start on the first day of the month following the first full month of management after portfolio inception to permit the completion of portfolio construction and to manage any transitional issues (such as cash flow, instrument transfers) that may arise during portfolio construction.

Exhibit D-1

Eligible Commingled Investments

[Redacted]